Exhibit 99.1

TITAN ANNOUNCES AMENDMENT TO HORIZON LOAN AGREEMENT

SOUTH SAN FRANCISCO, CA – February 2, 2018 – Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), a company developing proprietary therapeutics for the treatment of select chronic diseases utilizing its ProNeura™ long-term, continuous drug delivery technology, today announced its entry into an amendment to the July 2017 loan agreement with Horizon Technology Finance Corporation.

Pursuant to this amendment, Titan will prepay $3 million of the outstanding $7 million principle amount, with an additional $1 million prepayment due on the earlier of (i) Titan’s receipt of cash proceeds of at least $5 million from the sale of equity or (ii) May 14, 2018. Titan will also provide Horizon with a lien on its intellectual property, which will be released if Titan receives at least $500,000 in aggregate license revenues from sales of Probuphine® in the U.S. and Canada during any consecutive 12-month period prior to December 31, 2019. All other terms and conditions from the original agreement remain in place.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), based in South San Francisco, CA, is developing proprietary therapeutics primarily for the treatment of select chronic diseases. The company's lead product is Probuphine®, a novel and long-acting formulation of buprenorphine for the long-term maintenance treatment of opioid dependence. Probuphine employs Titan's proprietary drug delivery system ProNeura™, which is capable of delivering sustained, consistent levels of medication for three months or longer. Approved by the U.S. Food and Drug Administration in May 2016, Probuphine is the first and only commercialized treatment of opioid dependence to provide continuous, around-the-clock blood levels of buprenorphine for six months following a single procedure. The ProNeura technology has the potential to be used in developing products for treating other chronic conditions such as Parkinson's disease and hypothyroidism, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to the commercialization of Probuphine, the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships.  We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

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CONTACTS:

Sunil Bhonsle

President & CEO

(650) 244-4990

Stephen Kilmer

Investor Relations

(650) 989-2215

skilmer@titanpharm.com